MEMC ELECTRONIC MATERIALS, INC.
501 Pearl Drive (City of O'Fallon)
P. O. Box 8
St. Peters, Missouri 63376

For Immediate Release
CONTACT: Janine Orf
Director, Investor Relations
636-474-5443
Ian Bailey/Michael Polyviou
FD Morgen-Walke
212-850-5600
Press: Scot Hoffman
212-850-5617

MEMC REPORTS NET SALES OF $188.3 MILLION
IN 2003 FIRST QUARTER

St. Peters, MO, April 28, 2003 - MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the first quarter ended March 31, 2003.

Summary of the first quarter results:

  Net sales of $188.3 million
  Gross margin of 28.8% of net sales
  Operating income of $32.7 million (17.4% of net sales)
  Net income of $19.7 million, basic EPS of $0.10, diluted EPS of $0.09

Commenting on the quarterly results, Nabeel Gareeb, MEMC's Chief Executive Officer, said:

"We are proud of our results this quarter. We believe we maintained our strong market position, while paying down debt and continuing to invest in our future. As anticipated, we experienced pricing pressure this quarter as a result of pricing contracts with customers that were effective January 1, 2003. We were able to offset some of these effects with manufacturing cost savings. These achievements are even more remarkable when you consider the challenging market, macroeconomic and geopolitical conditions."

Net sales were $188.3 million for the 2003 first quarter compared to $186.0 million for the 2002 fourth quarter. Net sales increased 38% compared to $136.7 million in the 2002 first quarter. The year-over-year increase in net sales was a result of significantly higher product volumes across all geographic areas and all product diameters.

The Company reported gross margin in the 2003 first quarter of $54.2 million, or 29% of net sales, compared to $54.1 million, or 29% of net sales, in the 2002 fourth quarter. The Company's year-over-year gross margin improved $32.5 million from $21.7 million in the 2002 first quarter. Beginning with the new fiscal year, the Company made the amortization of spare parts consistent with the Company's capitalization policy, which had a $1.8 million favorable impact on the 2003 first quarter. The Company reported operating income of $32.7 million, or 17% of net sales, in the 2003 first quarter, compared to operating income of $32.1 million, or 17% of net sales, for the 2002 fourth quarter. The Company reported an operating loss of $4.8 million in the 2002 first quarter. The year-over-year improvement in operating results is a result of significantly increased productivity, as cost of goods sold increased only 17% compared to a 38% increase in net sales. The Company continues to focus on improvements in yield and further cost reductions.

The Company reported net income allocable to common stockholders of $19.7 million, or $0.10 per basic share and $0.09 per diluted share, for the 2003 first quarter compared to $35.7 million, or $0.18 per basic share and $0.17 per diluted share, in the 2002 fourth quarter. Non-operating income in the 2002 fourth quarter included a $7.5 million one-time gain on an option on MEMC Pasadena, Inc., which expired October 31, 2002. In addition, currency losses in the 2003 first quarter totaled $2.6 million, compared to currency gains of $4.5 million in the 2002 fourth quarter. The currency loss in the 2003 first quarter relates primarily to the translation of Won-denominated net assets at the Company's Korean subsidiary. The 2003 first quarter results benefited from improved joint venture earnings and minority interest, offset by increased income tax provisions. Compared to the 2002 first quarter, the Company's net income allocable to common stockholders improved $37.8 million, from an $18.1 million loss, or $(0.26) per basic and diluted share.

The Company achieved operating cash flow of $24.5 million for the 2003 first quarter, compared to $42.6 million in the 2002 fourth quarter and $(6.6) million in the 2002 first quarter. Normal first quarter payments of bonuses and certain taxes accounted for approximately $15.0 million of the decrease in operating cash flow in the 2003 first quarter compared to the 2002 fourth quarter.

Capital expenditures during the 2003 first quarter totaled $15.8 million, compared to $9.6 million in the 2002 fourth quarter and $2.7 million in the 2002 first quarter. Net repayments of debt in the 2003 first quarter totaled $11.7 million, compared to $1.4 million in the 2002 fourth quarter and $16.2 million in the 2002 first quarter. The Company's cash and cash equivalents and short-term investments totaled $160.8 million at the end of 2003 first quarter, compared to $165.6 million at the end of 2002 fourth quarter and $82.1 million at the end of the 2002 first quarter.

Outlook

"Based on current industry market conditions, we expect our net sales in the 2003 second quarter to increase in the low single digit percentage range from the 2003 first quarter levels. We also expect sequential improvement in our gross margin and net income as we continue to aggressively pursue our cost reduction plans," continued Gareeb.

Conference Call

MEMC will host a conference call today, April 28, 2003, at 5:30 p.m. EDT to discuss the Company's first quarter results and related business matters. A live webcast will be available on the Company's Web site at http://www.memc.com/. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 8:30 p.m. EDT on April 28, until 11:59 p.m. EDT on May 1, 2003. To access the replay, please dial 706-645-9291, and use passcode "9715489", at any time during that period.

About MEMC

MEMC is the world's largest public company solely devoted to the supply of wafers to semiconductor device manufacturers. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices.

Certain matters discussed in this news release are forward-looking statements, including the expectation that our net sales in the 2003 second quarter will increase in the low single digit percentage range from the 2003 first quarter levels, our anticipated sequential improvement in our gross margin and net income as we continue to aggressively pursue our cost reduction plans, and the expectation that we will continue to focus on improvements in yield and further cost reductions. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers, customer acceptance of our new products, utilization of manufacturing capacity, our ability to reduce manufacturing and operating costs, inventory levels of our customers, demand for semiconductors generally, changes in the pricing environment, general economic conditions, actions by competitors, customers, and suppliers, the impact of competitive products and technologies, technological changes, currency exchange rates, and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's 2002 Form 10-K, as amended. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited; Dollars in thousands, except share data)
	Three Months Ended
	March 31, 2003	December 31, 2002	March 31, 2002

Net sales	$ 188,345	$ 185,994	$ 136,651
Cost of goods sold	134,143	131,917	114,984
Gross margin	54,202	54,077	21,667
Operating expenses:
Marketing and administration	14,094	14,565	17,428
Research and development	7,390	7,430	6,816
Restructuring costs	-	-	2,174
Operating income (loss)	32,718	32,082	(4,751)
Nonoperating (income) expense:
Interest expense	4,007	4,162	5,055
Interest income	(1,991)	(2,164)	(1,988)
Royalty income	(794)	(824)	(565)
Other, net	2,164	(13,361)	900
Total nonoperating (income) expense	3,386	(12,187)	3,402
Income (loss) before income taxes, equity in income (loss) of joint ventures and minority interests	29,332	44,269	(8,153)
Income taxes	8,213	3,477	1,454
Income (loss) before equity in income (loss) of joint ventures and minority interests	21,119	40,792	(9,607)
Equity in income (loss) of joint ventures	1,063	(732)	(282)
Minority interests	(2,442)	(4,325)	(308)
Net income (loss)	$ 19,740	$ 35,735	$ (10,197)
Cumulative preferred stock dividends	$ -	$ -	$ 7,927
Net income (loss) allocable to common stockholders	$ 19,740	$ 35,735	$ (18,124)
Basic income (loss) per share	$ 0.10	$ 0.18	$(0.26)
Diluted income (loss) per share	$ 0.09	$ 0.17	$(0.26)
Weighted average shares used in computing basic income (loss) per share	195,448,914	194,972,763	69,658,319
Weighted average shares used in computing diluted income (loss) per share	210,663,215	208,649,416	69,658,319

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	March 31, 2003 (Unaudited)	December 31, 2002

ASSETS
Current assets:
Cash and cash equivalents	$ 115,461	$ 119,651
Short-term investments	45,338	45,995
Accounts receivable, net	87,986	95,022
Inventories	90,638	85,106
Prepaid and other current assets	19,123	17,934
Total current assets	358,546	363,708
Property, plant and equipment, net	191,547	184,875
Investments in joint ventures	17,883	16,820
Goodwill, net	3,761	3,761
Deferred tax assets, net	32,146	33,668
Other assets	30,787	28,850
Total assets	$ 634,670	$ 631,682
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$ 111,534	$ 123,640
Accounts payable	63,889	68,014
Accrued liabilities	30,907	33,986
Customer deposits	14,771	15,055
Provision for restructuring costs	6,051	7,808
Income taxes	17,918	14,183
Accrued wages and salaries	22,122	23,387
Total current liabilities	267,192	286,073
Long-term debt, less current portion	159,107	160,998
Pension and similar liabilities	106,313	104,866
Customer deposits	16,762	19,617
Other liabilities	27,773	26,812
Total liabilities	577,147	598,366
Minority interests	60,438	57,996
Commitments and contingencies
Stockholders' equity (deficiency):
Preferred stock	-	-
Common stock	1,968	1,965
Additional paid-in capital	27,541	26,965
Accumulated deficit	(14,727)	(34,467)
Accumulated other comprehensive loss	(7,118)	(7,329)
Deferred compensation	(5,859)	(7,094)
Treasury stock, 929,205 shares	(4,720)	(4,720)
Total stockholders' deficiency	(2,915)	(24,680)
Total liabilities and stockholders' deficiency	$ 634,670	$ 631,682

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited; Dollars in thousands)

	Three Months Ended
	March 31, 2003	December 31, 2002	March 31, 2002
Cash flows from operating activities:
Net income (loss)	$ 19,740	$ 35,735	$ (10,197)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,757	9,011	9,038
Minority interests	2,442	4,325	308
Stock compensation	1,235	2,050	977
Equity in (income) loss of joint ventures	(1,063)	732	282
(Gain) loss on sale of property, plant and equipment	(79)	92	-
Working capital and other	(6,537)	(9,374)	(6,964)
Net cash provided by (used in) operating activities	24,495	42,571	(6,556)
Cash flows from investing activities:
Capital expenditures	(15,813)	(9,627)	(2,669)
Short-term investments, net	657	(7,054)	1,115
Refund of option payment	-	(7,500)	-
Proceeds from sale of property, plant and equipment	81	121	-
Net cash used in investing activities:	(15,075)	(24,060)	(1,554)
Cash flows from financing activities
Net short-term borrowings	(278)	1,144	(2,084)
Proceeds from issuance of common stock	580	8	-
Proceeds from issuance of long-term debt	-	-	-
Principal payments on long-term debt	(11,464)	(2,572)	(14,079)
Net cash used in financing activities	(11,162)	(1,420)	(16,163)
Effect of exchange rates changes on cash and cash equivalents	(2,448)	4,190	366
Net increase (decrease) in cash and cash equivalents	(4,190)	21,281	(23,907)
Cash and cash equivalents at beginning of period	119,651	98,370	75,356
Cash and equivalent at end of period	$ 115,461	$ 119,651	$ 51,449